Exhibit 99.1

Contact:	Matthew Shapiro

(212) 655-0220

Capital Trust Reports Third Quarter 2006 Results/Changes Conference Call Date

NEW YORK, NY – October 30, 2006 - Capital Trust, Inc. (NYSE: CT) today reported third quarter 2006 net income of $0.86 per share (diluted), an increase of 34% compared to $0.64 per share (diluted) for the comparable period of the prior year. The Company has changed the date of its conference call to discuss third quarter results to October 31, 2006 at 10:00 a.m. Eastern Time from the previously announced date of November 1, 2006 (details below).

"We are pleased to report another quarter of solid performance and strategic accomplishments in Q3," said John Klopp, Capital Trust’s CEO. “New originations topped $550 million, an all-time record, with 50% representing first mortgage and construction loans. Most important, our pipeline of investment opportunities has never been stronger and we are excited about our new initiative in Brazil.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on October 31, 2006 to discuss third quarter 2006 results. Interested parties can access the call toll free by dialing (877) 707-9631. The conference ID is "CAPITAL." A recorded replay will be available from 12:00 p.m. on October 31, 2006 through midnight on November 14, 2006. The replay call number is (888) 562-0855 or (402)-220-7339 for international callers.

Selected financial highlights for the quarter are outlined below:

Balance Sheet

Total assets were $2.3 billion at September 30, 2006, reflecting a $95 million (4%) net increase from June 30, 2006. New originations of loans and CMBS accounted for the third quarter net increase in assets. During the three months ended September 30, 2006, the Company closed 11 new loan commitments and four CMBS investments aggregating $557 million, which included $215 million of unfunded commitments. In addition, the Company received 14 loan and two CMBS satisfactions totaling $198 million, and recorded partial loan and CMBS repayments totaling $14 million.

New Originations (rates and ratings at September 30, 2006)

•	Interest earning assets (CMBS, loans and total return swaps) funded during the quarter totaled $342 million and had a weighted average all-in effective rate of 9.18%

Capital Trust

•	$25 million (5%) of the originations were CMBS investments with a weighted average all-in effective rate of 7.21% and a weighted average rating of BB+
•

$531 million (95%) of the originations were loan investments with a weighted average all-in effective rate of 9.34% and a weighted average appraised last dollar loan-to-value of 76%. $316 million of the new loan originations were funded during the quarter, with $215 million taking the form of unfunded commitments that will be advanced in future periods

Interest Earning Assets (rates and ratings at September 30, 2006)

•	Interest earning assets (CMBS, loans and total return swaps) totaled $2.2 billion and had a weighted average all-in effective rate of 8.67%
•	$845 million (39%) of the portfolio were CMBS investments with a weighted average all-in effective rate of 7.41% and a weighted average rating of BB
•	$1.3 billion (61%) of the portfolio were loan investments with a weighted average all-in effective rate of 9.44% and a weighted average appraised last dollar loan-to-value of 72%
•	$3 million of the portfolio were total return swaps with an all-in effective rate of return of 20.55%

Total interest bearing liabilities (CDOs, repurchase agreements and trust preferred securities) were $1.6 billion at September 30, 2006, of which $1.2 billion (76%) were comprised of collateralized debt obligations that provide the Company with non-recourse, non-mark-to-market, index matched financing. The balance of the Company’s liabilities was in the form of repurchase agreements ($351 million, 21%) and trust preferred securities ($52 million, 3%). At quarter end, the Company’s $1.6 billion of interest bearing liabilities carried a weighted average cash coupon of 5.86% and a weighted average all-in effective rate of 6.06%.

During the quarter, the Company recorded $93 million of additional Participations Sold on its balance sheet as liabilities, representing one new investment originated and closed in which the Company subsequently sold participations to the Large Loan Fund. As of September 30, 2006, a total of $248 million of Participations Sold were recorded as liabilities on the Company’s balance sheet. At September 30, 2006, the pass through rate on these participations was 8.96%.

At quarter end, the Company’s GAAP book value was $348 million, representing a $12 million (3%) decrease from June 30, 2006. The decrease was primarily due to a decline in the value of the Company’s interest rate hedge assets (swaps) due to lower interest rates. Due to the Company’s previous decision to account for its loan and CMBS assets on a held-to-maturity basis, a corresponding increase in the value of the Company’s fixed rate loans and CMBS was not reflected in the third quarter financials. Based on GAAP shareholders' equity, book value per share was $22.30 at September 30, 2006, compared to $23.13 at June 30, 2006. Included in these calculations are 178,748 and 140,452 shares representing in-the-money options at September 30, 2006 and June 30, 2006, respectively, in addition to the common and restricted shares and stock units outstanding.

Capital Trust

At September 30, 2006, the Company had $35 million of unrestricted and restricted cash, $78 million of immediately available borrowings against pledged assets and an additional $599 million of committed capacity under its repurchase agreements. At September 30, 2006, the Company’s debt-to-equity ratio (defined as the ratio of interest bearing liabilities to equity) was 4.7-to-1 compared to 4.6-to-1 at June 30, 2006.

Equity Investment in Unconsolidated Subsidiaries

Investment Management

The Company manages three private equity funds through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC, or CTIMCO. Two of these funds, CT Mezzanine Partners II LP and CT Mezzanine Partners III, Inc., were co-sponsored vehicles under a joint venture with Citigroup Alternative Investments. The Company has a co-investment in both of these vehicles. The third fund, CT Large Loan 2006, Inc., or Large Loan Fund, is sponsored exclusively by CTIMCO and the Company does not have a co-investment in this vehicle.

At September 30, 2006, Fund II had one investment, total assets of $48 million and invested equity of $28 million. The Company’s equity co-investment in Fund II at quarter end was $2 million (5.88%).

At September 30, 2006, Fund III had six investments, total assets of $216 million and invested equity of $72 million. The Company’s equity co-investment in Fund III at quarter end was $4 million (4.71%).

At September 30, 2006, Large Loan Fund had two investments, total assets of $195 million and invested equity of $98 million. Large Loan Fund’s investment mandate is to co-invest with the Company in large mezzanine transactions that exceed the appetite of the balance sheet.

Bracor Investment

During the quarter, the Company made a founding equity investment in Bracor Investimentos Imobiliarios Ltda., or Bracor, a newly formed net lease commercial real estate company located and operating in Brazil. The Company’s total commitment is $15.0 million and at September 30, 2006, $3.2 million had been funded. Bracor is owned 24% by the Company, 47% by Equity International Properties, Ltd., or EIP, and 29% by a combination of local management and a Brazilian financial institution in Brazil. The Company’s Chairman, Sam Zell, has an ownership position in EIP and serves as its Chairman. Bracor’s operations will be conducted in Brazilian Reais and changes in the USD/Reais exchange rate will impact the carrying value of our investment. At September 30, 2006, the currency valuation adjustment for the investment was $1,000 and was recorded as an adjustment to accumulated other comprehensive income/(loss) in shareholders’ equity. The Company’s share of profits and losses from Bracor will be reported one quarter subsequent to the period recorded by Bracor.

Capital Trust

Operating Results

The Company reported net income of $13.4 million for the three months ended September 30, 2006, an increase of $3.6 million (37%) from net income of $9.8 million for the three months ended September 30, 2005. On a per share basis, earnings increased from $0.64 per share (diluted) to $0.86 per share (diluted), a 34% year-over-year increase. The increase was primarily the result of an increase in net interest income from Interest earning assets (due to both higher levels of aggregate investments and increases in average LIBOR).

Interest and related income from Interest earning assets amounted to $46.0 million for the three months ended September 30, 2006, an increase of $23.3 million or 102.2% from the $22.8 million for the three months ended September 30, 2005. The increase in interest income was due to the growth in Interest earning assets and a higher average LIBOR rate, which increased by 1.75% from 3.60% for the three months ended September 30, 2005 to 5.35% for the three months ended September 30, 2006.

Interest and related expenses on interest bearing liabilities amounted to $28.8 million for the three months ended September 30, 2006, an increase of $18.5 million from the $10.3 million for the three months ended September 30, 2005. The increase in expense was due to an increase in the amount of interest bearing liabilities outstanding in connection with our asset growth as well as an increase in LIBOR. The increase in interest expense was partially offset by the increased use of lower cost collateralized debt obligations and more favorable terms under our repurchase agreements.

Other revenues decreased $605,000 from $2.1 million for the three months ended September 30, 2005 to $1.5 million for the three months ended September 30, 2006. The decrease was primarily due to the lower level of fund management and incentive fees received during the three months ended September 30, 2006.

General and administrative expenses increased $563,000 to $5.9 million for the three months ended September 30, 2006 from approximately $5.3 million for the three months ended September 30, 2005. The increase in general and administrative expenses was primarily due to increased employee compensation expense and professional fees.

The Company recorded a GAAP benefit for income taxes of $984,000 in the third quarter of 2006, compared to a benefit for income taxes of $846,000 for the three months ended September 30, 2005. The income tax benefits resulted from a net operating loss for the period in our taxable REIT subsidiaries.

Dividends

On September 15, 2006, the Company's board of directors declared a third quarter 2006 cash dividend of $0.75 per share of class A common stock. The cash dividend was paid on October 15, 2006 to shareholders of record on September 30, 2006.

Capital Trust

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2006 and December 31, 2005

(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)	(audited)

Assets

Cash and cash equivalents	$26,720	$24,974
Restricted cash	8,210	1,264
Commercial mortgage-backed securities	845,452	487,970
Loans receivable	1,334,014	990,142
Total return swaps	3,000	4,000
Equity investment in unconsolidated subsidiaries	11,185	14,301
Deposits and other receivables	6,664	5,679
Accrued interest receivable	10,431	9,437
Interest rate hedge assets	959	2,273
Deferred income taxes	5,630	3,979
Prepaid and other assets	17,400	13,511
Total assets	$2,269,665	$1,557,530

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$23,474	$24,957
Repurchase obligations	351,433	369,751
Collateralized debt obligations ("CDOs")	1,241,949	823,744
Junior subordinated debentures	51,550	—
Participations sold	248,137	—
Deferred origination fees and other revenue	5,529	228
Total liabilities	1,922,072	1,218,680

Commitments and contingencies

Shareholders' equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 14,912 and 14,870 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively ("class A common stock")	149	149
Restricted class A common stock, $0.01 par value 485 and 404 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively ("restricted class A common stock" and together with class A common stock, "common stock")	5	4
Additional paid-in capital	329,564	326,299
Accumulated other comprehensive gain	13,246	14,879
Retained earnings/(deficit)	4,629	(2,481)
Total shareholders' equity	347,593	338,850

Total liabilities and shareholders' equity	$2,269,665	$1,557,530

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Income

Three and Nine Months Ended September 30, 2006 and 2005

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income from loans and other investments:
Interest and related income	$46,011	$22,751	$123,862	$57,359
Less: Interest and related expenses	28,838	10,325	72,374	23,709
Income from loans and other investments, net	17,173	12,426	51,488	33,650

Other revenues:
Management and advisory fees	748	1,517	2,196	12,144
Income/(loss) from equity investments	328	467	1,050	(835)
Other interest income	440	137	790	374
Total other revenues	1,516	2,121	4,036	11,683

Other expenses:
General and administrative	5,879	5,316	16,706	16,384
Depreciation and amortization	357	278	2,696	837
Total other expenses	6,236	5,594	19,402	17,221

Income before income taxes	12,453	8,953	36,122	28,112
(Benefit)/provision for income taxes	(984)	(846)	(2,455)	315

Net income allocable to common stock	$13,437	$9,799	$38,577	$27,797

Per share information:
Net earnings per share of common stock:
Basic	$0.88	$0.65	$2.52	$1.84
Diluted	$0.86	$0.64	$2.48	$1.81
Weighted average shares of common stock outstanding:
Basic	15,337,325	15,125,443	15,327,855	15,110,227
Diluted	15,585,880	15,358,943	15,542,306	15,339,533
Dividends declared per share of common stock	$0.75	$0.55	$2.05	$1.65